Exhibit 99.1

DANAHER REPORTS RECORD FIRST QUARTER 2010 RESULTS

WASHINGTON, D.C., April 22, 2010 — Danaher Corporation (NYSE:DHR) announced today that GAAP net earnings for the quarter ended April 2, 2010 were $300.2 million, or $0.89 per diluted share, a 24% increase as compared to GAAP net earnings per diluted share of $0.72 for the first quarter 2009. On a non-GAAP basis, which reflects the adjustments identified in the attached reconciliation schedule, 2010 first quarter adjusted net earnings were $324.8 million, or $0.96 per diluted share, a 33% increase over 2009 first quarter adjusted net earnings per diluted share of $0.72. Sales for the 2010 first quarter were $3.1 billion, 17.5% higher than the $2.6 billion reported for the 2009 first quarter. Core revenues increased 5.5% in the quarter compared to the first quarter of 2009.

H. Lawrence Culp, Jr., President and Chief Executive Officer, stated, “We continue to see encouraging signs that the global economy is stabilizing and returning to growth as evidenced by our solid core revenue performance in the quarter. We were particularly pleased by our team’s execution which led to very good cash flow and earnings performance during the quarter. Our commitment over the last several years to organic growth investments continues with a number of major new product launches scheduled for 2010. We are confident that with these new product launches, the improving macroeconomic environment and ample strategic acquisition opportunities we can outperform in 2010 and over the long term.”

Danaher will discuss its results during its investor conference call today starting at 8:00 a.m. EDT. The call and an accompanying slide presentation will be webcast on the “Investors” section of Danaher’s website at www.danaher.com. A replay of the webcast can be accessed on the “Investors” section of Danaher’s website (under the subheading “Investor Events”) shortly after the conclusion of the presentation, and the webcast will remain available until the next quarterly earnings call. The conference call can be accessed by dialing 888-466-4587 in the US or 719-457-2632 outside the US a few minutes before the 8:00 a.m. EDT start and telling the operator that you are dialing in for Danaher’s investor conference call, access code 3704331. A replay of the conference call will be available shortly after the conclusion of the call and through Monday, April 26, 2010. You can access the replay by dialing 888-203-1112 within the U.S. or 719-457-0820 outside the U.S. with the access code 3704331. In addition, presentation materials relating to Danaher’s results have been posted to the “Investors” section of Danaher’s website under the subheading “Earnings.”

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Danaher is a diversified technology leader that designs, manufactures, and markets innovative products and services to professional, medical, industrial, and commercial customers. Our portfolio of premier brands is among the most highly recognized in each of the markets we serve. Driven by a foundation provided by the Danaher Business System, our 47,000 associates serve customers in more than 125 countries and generated $11.2 billion of revenue in 2009. For more information please visit our website: www.danaher.com.

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings announcement also contains non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors, a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these measures are included in the supplemental reconciliation schedule attached.

Statements in this release that are not strictly historical, including the statements regarding the macro-economic environment, growth investments, new product introductions, acquisitions and expectations for 2010 and future periods and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements within the meaning of the federal securities laws. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include, among other things, the uncertainty in the economy and financial markets, the impact of our restructuring activities on our ability to grow, contractions or growth rates and cyclicality of markets we serve, competition, our ability to develop and successfully market new products and technologies and expand into new markets, our ability to successfully identify, consummate and integrate appropriate acquisitions, contingent liabilities relating to acquisitions, risks relating to potential impairment of goodwill and other long-lived assets, currency exchange rates, our compliance with applicable laws and regulations and changes in applicable laws and regulations, tax audits and changes in our tax rate and income tax liabilities, litigation and other contingent liabilities including intellectual property and environmental matters, risks relating to product defects and recalls, the impact of our debt obligations on our operations, pension plan costs, commodity costs and surcharges, our ability to adjust purchases and manufacturing capacity to reflect market conditions, legislative health care reform and other changes in health care industry, labor matters, our relationships with and the performance of our channel partners, risks relating to man-made and natural disasters, our ability to achieve projected cost reductions and growth, and international economic, political, legal and business factors. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2009 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the first quarter of 2010. These forward-looking statements speak only as of the date of this release and the Company does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.

To download a copy of the full earnings report, please go to www.danaher.com.

Please contact:

Matt R. McGrew

Vice President, Investor Relations

Danaher Corporation

2099 Pennsylvania Avenue

Washington, D.C. 20006

Telephone: (202) 828-0850

Fax:            (202) 828-0860

DANAHER CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

($ and shares in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	April 2, 2010	April 3, 2009

Sales	$3,092,220	$2,627,744

Operating costs and expenses:
Cost of sales	1,594,167	1,369,135
Selling, general and administrative expenses	877,455	757,495
Research and development expenses	187,232	160,895

Total operating expenses	2,658,854	2,287,525

Operating profit	433,366	340,219

Interest expense	(30,674)	(24,057)
Interest income	1,553	665

Earnings before income taxes	404,245	316,827

Income taxes	(104,012)	(79,115)

Net earnings	$300,233	$237,712

Net earnings per share:
Basic	$0.93	$0.74

Diluted	$0.89	$0.72

Average common stock and common equivalent shares outstanding:
Basic	324,484	319,336
Diluted	340,061	333,481

See the accompanying Notes to Consolidated Condensed Financial Statements.

A complete copy of Danaher’s Form 10-Q financial statements is available on the Company’s website (www.danaher.com)

DANAHER CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

($ in 000’s except per share data)

	Three Months Ended
	April 2, 2010	April 3, 2009	% Change
Adjusted Net Earnings

Net Earnings (GAAP)	$300,233	$237,712	26.3%

2010 transaction costs associated with completed acquisitions ($8 million pre-tax for the three months ended April 2, 2010), and fair value adjustments to acquisition-related inventory and deferred revenue balances incurred in 2010 ($30 million pre-tax for the three months ended April 2, 2010) (“Acquisition Related Costs”)	28,563	—

Gains from net reduction in income tax reserves and other discrete tax items (“Discrete Income Tax Items”)	(4,027)	—

Adjusted Net Earnings (Non-GAAP)	$324,769	$237,712	36.6%

Adjusted Diluted Net Earnings Per Share

Diluted Net Earnings Per Share (GAAP)	$0.89	$0.72	23.6%

Acquisition Related Costs	0.08	—

Discrete Income Tax Items	(0.01)	—

Adjusted Diluted Net Earnings Per Share (Non-GAAP)	$0.96	$0.72	33.3%

Core Revenue Growth / Decline

Components of Sales Growth	Three Months Ended April 2, 2010 vs. Comparable 2009 Period

Core (non-GAAP)	5.5%
Acquisitions (non-GAAP)	8.5%
Impact of currency translation (non-GAAP)	3.5%

Total Sales Growth/Decline (GAAP)	17.5%

General

We believe that the non-GAAP measures set forth in this presentation, when viewed with and reconciled to the corresponding GAAP measures, provide additional understanding of Danaher’s performance and help identify underlying trends in Danaher’s business. The non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measures.

Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share

We use the term adjusted net earnings and adjusted diluted net earnings per share to refer to GAAP net earnings and GAAP diluted net earnings per share, respectively, excluding the items identified in the reconciliation schedule above. These items have been excluded from the non-GAAP measures because items of this nature and/or size occur with inconsistent frequency, for reasons that may be unrelated to Danaher’s commercial performance during the period and/or we believe are not indicative of Danaher’s ongoing operating costs or gains in a given period. We believe that these measures reflect additional ways of viewing aspects of Danaher’s operations that, when viewed with and reconciled to the corresponding GAAP measures, help our investors to better understand the long-term profitability trends of our business, and facilitate easier comparisons of our profitability to prior and future periods and to our peers. We believe that investors use these measures to (1) generally assess the performance of our operating model, including assessing Danaher’s performance against prior period performance, forecasted performance and/or peer company performance, (2) forecast financial results for future periods, (3) identify trends in Danaher’s performance, and (4) value Danaher.

The Company estimates the tax effect of the items identified in the reconciliation schedule above by applying the Company’s overall estimated effective tax rate to the pre-tax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Core Revenue and Core Revenue Growth/Decline

We use the term “core revenue” to refer to GAAP revenue excluding (1) sales from acquired businesses recorded prior to the first anniversary of the acquisition (“acquisition sales”), and (2) the impact of currency translation. The portion of GAAP revenue attributable to currency translation is calculated as the difference between (a) the period-to-period change in GAAP revenue (excluding acquisition sales) and (b) the period-to-period change in revenue (excluding acquisition sales) after applying current period foreign exchange rates to the prior year period. We use the term “core revenue growth/decline” to refer to the measure of comparing current period core revenue with the corresponding period of the prior year. We exclude the effect of currency translation from these measures because currency translation is not under management’s control, is subject to volatility and can therefore obscure underlying business trends. We exclude the effect of acquisitions because the nature, size and number of acquisitions can vary dramatically from period to period and between us and our peers, which we believe may obscure underlying business trends and makes comparisons of long-term performance difficult. We believe that these measures reflect additional ways of viewing aspects of Danaher’s operations that, when viewed with and reconciled to the corresponding GAAP measures, help our investors to better identify and understand underlying growth trends in our business, and facilitate easier comparisons of our results of operations with prior and future periods and to our peers. We believe that investors use these measures to help gauge Danaher’s long-term growth prospects and to value Danaher.